Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of National Holdings Corporation (formerly Olympic Cascade Financial Corporation) on Form S-1 of our report dated November 23, 2005, with respect to our audits of the consolidated financial statements of National Holdings Corporation (formerly Olympic Cascade Financial Corporation) as of September 30, 2005 and 2004 and for the three years in the period ended September 30, 2005 appearing in the Annual Report on Form 10-K of National Holdings Corporation (formerly Olympic Cascade Financial Corporation). We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
New York, New York
April 27, 2006